UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 10, 2012

(Date of earliest event reported)

VERIZON COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8606	23-2259884
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

140 West Street New York, New York		10007
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:    (212) 395-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On December 10, 2012, the Verizon Management Pension Plan (the Plan) purchased a single premium group annuity contract from The Prudential Insurance Company of America (Prudential) to settle approximately $7.5 billion of pension liabilities of the Plan. The purchase was made pursuant to the definitive purchase agreement, dated October 17, 2012 (the Agreement), entered into by Verizon Communications Inc. (Verizon), Verizon Investment Management Corp., Fiduciary Counselors Inc., as independent fiduciary of the Plan, Prudential and Prudential Financial, Inc.

Verizon contributed an aggregate of approximately $2.6 billion to the Plan since September 1, 2012 in connection with the transaction.

As we have previously disclosed, in accordance with our accounting policy for pension and other postretirement benefits, in the fourth quarter of 2012, we will remeasure our pension and other postemployment benefit assets and liabilities based on updated actuarial assumptions including the actual return on plan assets during the year and the then current discount rate. As a result of this remeasurement and the purchase referenced above, we expect to record a significant charge in the fourth quarter of 2012.

The information provided pursuant to this Item 7.01 is “furnished” and shall not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Verizon Communications Inc.
(Registrant)

Date:	December 10, 2012	/s/ Robert J. Barish
Robert J. Barish
Senior Vice President and Controller